Exhibit 99.1

Align Technology Announces Fourth Quarter and Full Year 2020 Results

Align Technology	Zeno Group
Madelyn Homick	Sarah Johnson
(408) 470-1180	(828) 551-4201
mhomick@aligntech.com	sarah.johnson@zenogroup.com

ALIGN TECHNOLOGY ANNOUNCES RECORD FOURTH QUARTER AND FISCAL 2020 FINANCIAL RESULTS

Achieves 2 Millionth Invisalign Patient Milestone in EMEA

•	Q4 total revenues up 13.7% sequentially and 28.4% year-over-year to a record $834.5 million
•	Q4 diluted net income per share of $2.00, Q4 non-GAAP diluted net income per share of $2.61
•	Q4 operating margin of 25.5%, up 1.4 points sequentially and up 2.3 points year-over-year
•	Q4 Clear Aligner revenues up 12.9% sequentially and 28.9% year-over-year to a record $700.7 million
•	Q4 Clear Aligner volume up 14.5% sequentially and 37.3% year-over-year to 568.0 thousand cases
•	Q4 Clear Aligner volume for teenage patients was 160.9 thousand cases, up 38.7% year-over-year
•	Q4 Imaging Systems and CAD/CAM Services revenues were up 18.0% sequentially and 26.0% year-over-year to a record $133.8 million
•	2020 total revenues up 2.7% to a record $2.5 billion, Clear Aligner revenues a record $2.1 billion

TEMPE, Ariz., February 3, 2021 -- Align Technology, Inc. (Nasdaq: ALGN) today reported financial results for the fourth quarter ("Q4'20") and year ended December 31, 2020. Q4'20 total revenues were $834.5 million, up 28.4% year-over-year. Q4'20 Clear Aligner revenues were $700.7 million, up 28.9% year-over-year and Q4'20 Imaging Systems and CAD/CAM Services revenues were $133.8 million, up 26.0% year-over-year. Q4'20 Clear Aligner volume was 568.0 thousand cases, up 37.3% year-over-year. For the Americas and International regions, Q4'20 Clear Aligner volume was up 34.1% and up 41.1% year-over-year, respectively. Q4'20 Clear Aligner volume for teenage patients was 160.9 thousand cases, up 38.7% year-over-year. Q4'20 operating income of $213.2 million was up 41.0% year-over-year, resulting in an operating margin of 25.5%. Q4'20 GAAP net income was $159.0 million, or $2.00 per diluted share. On a non-GAAP basis, Q4'20 net income was $207.7 million, or $2.61 per diluted share.

Commenting on Align's Q4'20 and 2020 results, Align Technology President and CEO Joe Hogan said, “Our fourth quarter was a strong finish to the year -- with record revenues and volumes from both Invisalign aligners and iTero scanners, as well as increased gross margins, operating margins, EPS, and cash flow. Our Q4 performance was driven by strong year-over-year growth across customer channels and regions and continued momentum sequentially. Q4 reflects increased Invisalign adoption from both adults and teenagers, which were up 36.7% and 38.7% year-over-year, respectively. Our Teen and Mom-focused consumer campaign generated a +77% year-over-year increase in unique visitors to our website and a 76% increase in leads generated. In addition, Invisalign social media influencers like Charli D' Amelio, Marsai Martin, Christina Milian, Tisha Campbell-Martin, Rachel Zoe, Tiffany Ma, and Tahj Mowry continued to deliver exciting new content and increased engagement for the Invisalign brand with consumers and among their millions of followers.”

Align Technology Announces Fourth Quarter and Full Year 2020 Results

For 2020, total revenues were a record $2.5 billion, up 2.7% year-over-year. Record 2020 Clear Aligner revenues were $2.1 billion, up 3.7% year-over-year and record Clear Aligner volume was 1.6 million cases, up 7.0% year-over-year. 2020 Imaging Systems and CAD/CAM Services revenues were $370.5 million, down 2.8% year-over-year. 2020 Invisalign cases for teenage patients were 498.2 thousand, up 11.5% year-over-year. 2020 net income was $1,775.9 million, or $22.41 per diluted share. On a non-GAAP basis, 2020 net income was $415.9 million, or $5.25 per diluted share.

Continued Hogan, “2020 was a year unlike any other that we have experienced. The COVID-19 pandemic and its impact have been life-changing – marked by loss and separation, recovery and renewal, record highs and lows, and significant milestones and accomplishments even in a time of huge disruption. Despite the swift onset of the pandemic and uncertainty throughout 2020, we didn’t halt our plans or change our strategy for continued growth. We completed the acquisition and integration of exocad; accelerated our investments in marketing to create Invisalign brand awareness and drive consumer demand for our doctors’ offices; accelerated new technology to market with virtual tools that enabled our doctors to stay connected with their patients; provided PPE to those in need; and supported doctors and their teams with online education and digital forums that went beyond products to help them navigate the uncertainties of the pandemic. As a result of our continued strategic focus and investments, we exited the year stronger than we started and 2021 is off to a great start.”

Financial Summary - Fourth Quarter Fiscal 2020

	Q4'20	Q3'20	Q4'19
Invisalign Case Shipments [1]	567,950	496,065	413,715
GAAP
Net Revenues	$834.5M	$734.1M	$649.8M
Clear Aligner [2]	$700.7M	$620.8M	$543.6M
Imaging Systems & CAD/CAM Services	$133.8M	$113.4M	$106.2M
Net Income	$159.0M	$139.4M	$121.3M
Diluted EPS	$2.00	$1.76	$1.53
Non-GAAP
Net Income	$207.7M	$177.9M	$139.4M
Diluted EPS	$2.61	$2.25	$1.76

Align Technology Announces Fourth Quarter and Full Year 2020 Results

Financial Summary - Fiscal 2020

	2020	2019
Invisalign Case Shipments [1]	1,645,335	1,525,415
GAAP
Net Revenues	$2,471.9M	$2,406.8M
Clear Aligner [2]	$2,101.5M	$2,025.8M
Imaging Systems & CAD/CAM Services	$370.5M	$381.0M
Net Income	$1,775.9M	$442.8M
Diluted EPS	$22.41	$5.53
Non-GAAP
Net Income	$415.9M	$478.3M
Diluted EPS	$5.25	$5.97

1Invisalign shipments do not include SmileDirectClub ("SDC ") aligners.

2 Clear Aligner revenues include Invisalign clear aligners and SDC aligners. The supply agreement with SDC terminated on December 31, 2019, and was not renewed.

As of December 31, 2020, Align had $960.8 million in cash and cash equivalents and marketable securities, short-term, compared to $868.6 million as of December 31, 2019. Additionally, we have $100.0 million remaining available for repurchase of our common stock under our May 2018 Repurchase Program.

2020 Announcement Highlights:

•	Align achieved a major milestone in EMEA with the shipment to our 2 millionth Invisalign patient, that we will amplify with an EMEA-wide campaign that will launch next month. This milestone for EMEA reflects strong acceleration in Invisalign adoption and growth.
•	Align established its new global corporate headquarters in Tempe, Arizona, effective January 1, 2021. The Company’s San Jose, California campus remains the hub for its global innovation, product, and marketing organization and will become home to its new Digital Innovation Center, currently under construction.
•	Align closed the acquisition of privately held exocad, a global leader in the dental CAD/CAM software market that offers fully integrated workflows to dental labs and dental practices via a broad customer base of partners and resellers in over 150 countries. The acquisition of exocad broadens Align's digital platform reach by adding technology that addresses restorative needs in an end-to-end digital platform workflow to facilitate ortho-restorative and comprehensive dentistry. The acquisition brings exocad's expertise in restorative dentistry, implantology, guided surgery, and smile design to the Align technology portfolio.
•	Align celebrated its 1 millionth Invisalign patient milestone in the Asia Pacific region. The 1 millionth Invisalign patient from the Asia Pacific region is Ayumu Saito, a 23-year-old aspiring Olympic athlete from Japan who is a modern pentathlon champion (2019), fencer, and fashion model. Ayumu is in treatment with Dr. Koji Yokoya, head director at Aoyama Gaien Orthodontics Dental Offices in Tokyo.

Align Technology Announces Fourth Quarter and Full Year 2020 Results

•	Align announced an agreement with the National Football League ("NFL") to make the Invisalign brand the Official Clear Aligner Sponsor of the NFL. Through this agreement, the Invisalign brand will connect doctors, patients, and consumers through an extended network of NFL sponsored channels and support a variety of community initiatives championed by NFL Clubs, including youth-focused programs. This agreement builds on Align's previously announced Club sponsorship agreements with the New England Patriots and the San Francisco 49ers and expands the Invisalign brand's "Official Smile" designation to 11 individual NFL Clubs with the Dallas Cowboys, New Orleans Saints, Green Bay Packers, New York Giants, Kansas City Chiefs, Houston Texans, Philadelphia Eagles, Tampa Bay Buccaneers, and the Chicago Bears.
•	Align announced a multi-year partnership with the New Orleans Saints, making the Invisalign brand the "Official Smile" partner of the Saints. The collaboration will focus on building awareness and generating demand for Invisalign treatment across social and digital platforms to engage consumers and highlight the benefits of in-office, doctor-delivered clear aligner treatment. Additionally, the Invisalign brand and the Saints have teamed up with defensive end Cam Jordan to bring more smiles to teens and young adults through the Youth Empowerment Project ("YEP").
•	Align announced the global launch of the Align Digital and Practice Transformation ("ADAPT") service for Invisalign and iTero doctors. ADAPT is an expert and independent fee-based business consulting service offered by Align to optimize practices' operational workflow and processes to enhance patients' experiences and customer and staff satisfaction, which will, in turn, translate into higher growth and greater efficiencies for orthodontic practices. The goal of ADAPT is to support digital practice transformation for Invisalign doctors and their staff.
•	Align awarded nine research grants totaling $225,000 under the Company's eleventh Annual Research Award Program. The funded research studies cover a wide range of topics for projects seeking to better understand treatment in orthodontics and dentistry. The global interest in research of dental and orthodontic treatment continues to grow, as evidenced by the increasing number of applications Align receives each year from universities worldwide.
•	Align announced the 2 millionth Invisalign teen patient, reflecting accelerating adoption in the largest segment of the orthodontic market. The 2 millionth teen Invisalign patient, Kaitlynn Ratliff, is a student and athlete who started her Invisalign treatment in January 2020. She's being treated by Dr. Tom Hartsock of Hartsock and Sword Orthodontics in Pikeville, Kentucky. Dr. Hartsock is an Invisalign provider who specializes in teen treatment with Invisalign aligners and with the iTero scanner.
•	Align announced our partnership with MedTech Innovator Asia Pacific, the premier nonprofit startup accelerator in the medical technology industry. MedTech Innovator matches healthcare industry leaders with innovative medtech startups for mentorship and support. Support for the program underscores Align's commitment to advancing health solutions and improving the lives of patients in the Asia Pacific Region.

Align Technology Announces Fourth Quarter and Full Year 2020 Results

•	Align announced the following contributions towards relief efforts in response to COVID-19:
-	Pledged RMB 1 million donation to the Chinese Red Cross Foundation to support its ongoing prevention and control efforts for the outbreak in China.
-	The Align Technology Foundation, Align's donor-advised fund through Fidelity Charitable, pledged US $1 million donation to support relief efforts globally. In addition, Align donated personal protective equipment (PPE) such as N95 masks, working with partners to source supplies for any additional PPE to help hospitals and healthcare providers treating patients with COVID-19. As the world's largest manufacturer of custom 3D-printed materials, Align also reached out to public and private sector organizations to offer its technology expertise and counsel on ways to reduce the scarcity of parts and materials for public health needs.

Product

•	Align announced the launch of the iTero Element Plus Series next generation of scanners and imaging systems. The Series of new solutions feature advanced technology and capabilities designed to improve the scanning experience, increase practice productivity, and drive higher patient treatment conversion. The new iTero Element Plus Series of scanners and imaging systems builds on the success of the award-winning iTero Element family of scanners and offers all of the existing orthodontic and restorative digital capabilities doctors have come to rely on — plus faster processing time and advanced visualization capabilities for a seamless scanning experience in a new sleek, ergonomically designed package. Available in both cart and mobile configurations, the iTero Element Plus Series offers increased flexibility and mobility. The mobile configuration makes the power of the iTero Element Plus Series portable with a medical grade, compact mobile scanner solution that delivers the same high-quality images as the cart configuration.
•	Align announced the launch and then the global commercial availability of Invisalign G8 with SmartForce® Aligner Activation, the latest of the Company's biomechanics innovations. Invisalign G8 with SmartForce Aligner Activation is informed by the Company's foundational biomechanics for clear aligners and its database of more than 9 million Invisalign patients to optimize tooth movements and further improve predictability for frequently treated crowding, crossbite, and deep bite cases.
•	Align announced the commercial availability of its previously announced ClinCheck™ Pro 6.0 proprietary treatment planning software, which was featured at the Align APAC Virtual Symposium on October 16, a fully digital event that showcased digital treatment techniques and featured practitioners from across the Asia Pacific region. ClinCheck Pro 6.0 software provides doctors with a 3D model of planned tooth movements throughout Invisalign treatment. ClinCheck Pro 6.0 software moves Invisalign digital treatment planning to the cloud, making its robust ClinCheck treatment planning tools and features available to doctors anytime, anywhere, on any laptop, personal computer, or tablet. The release includes the new ClinCheck "In-Face" Visualization tool, an enhanced doctor-facing digital clinical tool that combines a photo of the patient's face with their 3D Invisalign treatment plan, creating a personalized view of how their new smile could look.

Align Technology Announces Fourth Quarter and Full Year 2020 Results

•	Align introduced virtual solutions to connect doctors and existing Invisalign patients for continuity of care. Invisalign® Virtual Appointment and Invisalign® Virtual Care represent the next level in practice and care transformation, enabling doctors to manage a range of practice services even when they are not in the same physical location as their patients.
•	Align announced the launch of Invisalign Stickables, innovative sticker accessories exclusively for use with the patented SmartTrack® material in Invisalign clear aligners designed to personalize Invisalign clear aligners. Available in an array of designs, colors, shapes, and themes, Invisalign Stickables are a cool, engaging, and fun way for patients to show their personal flair during Invisalign treatment. Invisalign Stickables patent-pending accessories are available in the U.S. and Canada and are expected to be introduced in other countries in 2021. Invisalign providers can purchase Invisalign Stickables through the Webstore in Invisalign Doctor Site. Invisalign Stickables are also available to Invisalign patients at participating doctor offices or online through the Invisalign accessories site https://www.invisalignaccessories.com/.
•	Align announced that the iTero Element 5D Imaging System was awarded "Best New Technology Solution for Dentistry" from MedTech Breakthrough, an independent market intelligence organization that recognizes the top technology product companies in the global health and medical technology market. The iTero Element 5D, the latest innovation in the iTero product portfolio, is the first integrated dental imaging system that simultaneously records 3D intra-oral optical impressions, 2D color images, and Near Infrared images (NIRI).
•	Align launched ClinCheck® "In-Face" visualization tool for the Invisalign Go system, Align's innovative tooth movement system designed for general dentists. The ClinCheck In-Face Visualization tool enhances the digital treatment planning experience for doctors and their patients by incorporating a front-facing smile image of a patient's face into their ClinCheck treatment plan.
•	Received U.S. Food and Drug Administration (FDA) 510(K) clearance for the award-winning iTero Element 5D Imaging System for commercial availability in the United States. The iTero Element 5D Imaging System expands the suite of existing high-precision, full-color imaging and fast scan times of the iTero Element intraoral scanner portfolio with a new clinical approach, optimized orthodontic and restorative dental workflows, and an improved doctor experience.

Align Web Cast and Conference Call

Align will host a conference call today, February 3, 2021, at 4:30 p.m. ET, 2:30 p.m. MT, to review its fourth quarter and full-year 2020 results, discuss future operating trends and the business outlook. The conference call will also be webcast live via the Internet. To access the webcast, go to the "Events & Presentations" section under Company Information on Align's Investor Relations web site at http://investor.aligntech.com. To access the conference call, please dial 201-689-8261. An archived audio webcast will be available beginning approximately one hour after the call's conclusion and will remain available for approximately one month. Additionally, a telephonic replay of the call can be accessed by dialing 877-660-6853 with conference number 13714292 followed by #. For international callers, please dial 201-612-7415 and use the same conference number referenced above. The telephonic replay will be available through 5:30 p.m. ET on February 17, 2021.

Align Technology Announces Fourth Quarter and Full Year 2020 Results

About Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles in the United States ("GAAP"), we may provide investors with certain non-GAAP financial measures for gross profit, gross margin, operating expenses, income from operations, operating margin, interest income and other income (expense), net, net income before provision for (benefit from) income taxes, effective tax rate, net income and diluted net income per share, which exclude certain items that may not be indicative of our fundamental operating performance including discrete cash and non-cash charges or gains that are included in the most directly comparable GAAP measure. Non-GAAP measures will exclude the effects of stock-based compensation, amortization of acquired intangibles, non-cash deferred tax assets and associated amortization related to the intra-entity transfer of non-inventory assets, acquisition-related costs, impairments and other (gains) charges, and litigation settlement gains, and, if applicable, any associated tax impacts.

We use non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our recurring core operating performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management's internal evaluation of period-to-period comparisons. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they will be provided to and used by our institutional investors and the analyst community to help them analyze the performance of our business.

There are limitations to using non-GAAP financial measures, though, because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which charges are excluded from the non-GAAP financial measures. We compensate for these limitations by analyzing current and future results on a GAAP as well as a non-GAAP basis and also by providing GAAP measures in our public disclosures. The presentation of non-GAAP financial information is meant to be considered in addition to, not as a substitute for or in isolation from, the directly comparable financial measures prepared in accordance with GAAP. We urge investors to review the reconciliation of our GAAP financial measures to the comparable Non-GAAP financial measures included in this presentation and not to rely on any single financial measure to evaluate our business. For more information on these non-GAAP financial measures, please see the table captioned "Unaudited GAAP to Non-GAAP Reconciliation."

About Align Technology, Inc.

Align Technology designs and manufactures the Invisalign® system, the most advanced clear aligner system in the world, iTero® intraoral scanners and services, and exocad CAD/CAM software. Align has helped treat over 9.6 million patients with the Invisalign system and is driving the evolution in digital dentistry with the iTero intraoral scanner and exocad CAD/CAM software − modernizing today's practices by enabling enhanced digital orthodontic and restorative workflows to improve patient outcomes and practice efficiencies. Visit www.aligntech.com for more information.

For additional information about the Invisalign system or to find an Invisalign doctor in your area, please visit www.invisalign.com. For additional information about the iTero digital scanning system, please visit www.itero.com. For additional information about exocad dental CAD/CAM offerings and a list of exocad reseller partners, please visit www.exocad.com.

Align Technology Announces Fourth Quarter and Full Year 2020 Results

Forward-Looking Statements

This news release contains forward-looking statements, including quotations from management regarding business and product momentum, the COVID-19 pandemic and its impact on our business and results of operations, our expectations for digital adoption in dentistry and the potential impact of our products in the transition, our expectations for our marketing activities, and our expectations for our new products, features, and accessories and their availability. Forward-looking statements contained in this news release relating to expectations about future events or results are based upon information available to Align as of the date hereof. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. As a result, actual results may differ materially and adversely from those expressed in any forward-looking statement.

Factors that might cause such a difference include, but are not limited to:

•	the impact of the COVID-19 pandemic on the health and safety of our employees, customers, patients, and our suppliers, as well as the physical and economic impacts of the various recommendations, orders, and protocols issued by local and national governmental agencies in light of continual evolution of the pandemic, including any periodic reimplementation of preventative measures in various global locations;
•	difficulties predicting customer and consumer purchasing behavior and changes in consumer spending habits as a result of, among other things, prevailing economic conditions, levels of employment, salaries and wages, and consumer confidence, particularly in light of the pandemic;
•	unexpected or rapid changes in the growth or decline of our domestic and/or international markets;
•	increasing competition from existing and new competitors;
•	rapidly evolving and groundbreaking advances that fundamentally alter the dental industry or the way new and existing customers market and provide products and services to consumers;
•	the ability to protect our intellectual property rights;
•	continued compliance with regulatory requirements;
•	declines in, or the slowing of the growth of, sales of our intra-oral scanners domestically and/or internationally and the impact either would have on the adoption of Invisalign products;
•	the willingness and ability of our customers to maintain and/or increase product utilization in sufficient numbers;
•	the possibility that the development and release of new products or enhancements to existing products do not proceed in accordance with the anticipated timeline or may themselves contain bugs or errors requiring remediation and that the market for the sale of these new or enhanced products may not develop as expected;
•	a tougher consumer demand environment in China generally, especially for manufacturers and service providers whose headquarters or primarily operations are not based in China;
•	the risks relating to our ability to sustain or increase profitability or revenue growth in future periods (or minimize declines) while controlling expenses;
•	the impact of excess or constrained capacity at our manufacturing and treat operations facilities and pressure on our internal systems and personnel;
•	the compromise of customer and/or patient data for any reason;
•	the timing of case submissions from our doctors within a quarter as well as an increased manufacturing costs per case;
•	foreign operational, political and other risks relating to our international manufacturing operations; and
•	the loss of key personnel or work stoppages.

The foregoing and other risks are detailed from time to time in our periodic reports filed with the Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the Securities and Exchange Commission (SEC) on February 28, 2020, and its latest Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, which was filed with the SEC on October 30, 2020. Align undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Align Technology Announces Fourth Quarter and Full Year 2020 Results

ALIGN TECHNOLOGY, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019

Net revenues	$834,520	$649,787	$2,471,941	$2,406,796

Cost of net revenues	224,057	177,829	708,706	662,899

Gross profit	610,463	471,958	1,763,235	1,743,897

Operating expenses:
Selling, general and administrative	348,392	279,481	1,200,757	1,072,053
Research and development	48,887	41,327	175,307	157,361
Impairments and other (gains) charges	-	-	-	22,990
Litigation settlement gain	-	-	-	(51,000)
Total operating expenses	397,279	320,808	1,376,064	1,201,404

Income from operations	213,184	151,150	387,171	542,493

Interest income and other income (expense), net:
Interest income	337	2,906	3,125	12,482
Other income (expense), net	1,021	1,741	(11,347)	7,676
Total interest income and other income (expense), net	1,358	4,647	(8,222)	20,158

Net income before provision for (benefit from) income taxes and equity in losses of investee	214,542	155,797	378,949	562,651

Provision for (benefit from) income taxes	55,554	34,535	(1,396,939)	112,347
Equity in losses of investee, net of tax	-	-	-	7,528

Net income	$158,988	$121,262	$1,775,888	$442,776

Net income per share:
Basic	$2.02	$1.54	$22.55	$5.57
Diluted	$2.00	$1.53	$22.41	$5.53

Shares used in computing net income per share:
Basic	78,853	78,578	78,760	79,424
Diluted	79,505	79,137	79,230	80,100

Align Technology Announces Fourth Quarter and Full Year 2020 Results

ALIGN TECHNOLOGY, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2020	December 31, 2019
ASSETS

Current assets:
Cash and cash equivalents	$960,843	$550,425
Marketable securities, short-term	-	318,202
Accounts receivable, net	657,704	550,291
Inventories	139,237	112,051
Prepaid expenses and other current assets	91,754	102,450
Total current assets	1,849,538	1,633,419

Property, plant and equipment, net	734,721	631,730
Operating lease right-of-use assets, net	82,553	56,244
Goodwill	444,817	63,924
Intangible assets, net	130,072	11,768
Deferred tax assets	1,552,831	64,007
Other assets	35,151	39,610

Total assets	$4,829,683	$2,500,702

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$142,132	$87,250
Accrued liabilities	405,582	319,958
Deferred revenues	777,887	563,762
Total current liabilities	1,325,601	970,970

Income tax payable	105,748	102,794
Operating lease liabilities	64,445	43,463
Other long-term liabilities	100,024	37,306
Total liabilities	1,595,818	1,154,533

Total stockholders' equity	3,233,865	1,346,169

Total liabilities and stockholders' equity	$4,829,683	$2,500,702

Align Technology Announces Fourth Quarter and Full Year 2020 Results

ALIGN TECHNOLOGY, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2020	2019

CASH FLOWS FROM OPERATING ACTIVITIES
Net cash provided by operating activities	$662,174	$747,270

CASH FLOWS FROM INVESTING ACTIVITIES
Net cash used in investing activities	(231,506)	(350,444)

CASH FLOWS FROM FINANCING ACTIVITIES
Net cash used in financing activities	(30,808)	(485,540)
Effect of foreign exchange rate changes on cash, cash equivalents, and restricted cash	10,480	2,282
Net increase (decrease) in cash, cash equivalents, and restricted cash	410,340	(86,432)
Cash, cash equivalents, and restricted cash at beginning of the period	551,134	637,566
Cash, cash equivalents, and restricted cash at end of the period	$961,474	$551,134

Align Technology Announces Fourth Quarter and Full Year 2020 Results

ALIGN TECHNOLOGY, INC.
INVISALIGN BUSINESS METRICS*

	Q1	Q2	Q3	Q4	Fiscal	Q1	Q2	Q3	Q4	Fiscal
	2019	2019	2019	2019	2019	2020	2020	2020	2020	2020
Invisalign Average Selling Price (ASP):
Worldwide ASP	$1,245	$1,230	$1,260	$1,240	$1,245	$1,255	$1,255	$1,180	$1,165	$1,200
International ASP	$1,330	$1,305	$1,330	$1,300	$1,315	$1,340	$1,285	$1,240	$1,255	$1,270

Invisalign Cases Shipped by Geography:
Americas	202,935	211,360	215,355	225,925	855,575	213,505	100,995	268,970	302,995	886,465
International	146,260	165,785	170,005	187,790	669,840	145,935	120,885	227,095	264,955	758,870
Total Cases Shipped	349,195	377,145	385,360	413,715	1,525,415	359,440	221,880	496,065	567,950	1,645,335
YoY % growth	28.3%	24.6%	20.7%	23.9%	24.2%	2.9%	-41.2%	28.7%	37.3%	7.9%
QoQ % growth	4.6%	8.0%	2.2%	7.4%		-13.1%	-38.3%	123.6%	14.5%

Number of Invisalign Doctors Cases Were Shipped To:
Americas	30,200	31,445	31,975	33,130	47,130	32,315	22,165	34,625	38,165	49,615
International	26,510	28,970	30,980	33,720	48,650	28,535	25,945	35,380	38,585	52,445
Total Doctors Cases Shipped To	56,710	60,415	62,955	66,850	95,780	60,850	48,110	70,005	76,750	102,060

Invisalign Doctor Utilization Rates**:
North America	7.0	7.0	7.0	7.2	19.4	6.9	4.8	8.4	8.7	19.8
North American Orthodontists	18.3	18.9	19.1	19.3	65.0	18.9	11.0	24.1	25.0	67.3
North American GP Dentists	3.6	3.6	3.5	3.8	9.5	3.6	2.5	4.2	4.5	9.6
International	5.5	5.7	5.5	5.6	13.8	5.1	4.7	6.4	6.9	14.5
Total Utilization Rates	6.2	6.2	6.1	6.2	15.9	5.9	4.6	7.1	7.4	16.1

Number of Invisalign Doctors Trained:
Americas	1,840	3,070	2,760	2,095	9,765	2,035	1,140	3,350	2,550	9,075
International	2,410	3,520	3,135	3,445	12,510	2,600	2,350	3,175	3,900	12,025
Total Doctors Trained Worldwide	4,250	6,590	5,895	5,540	22,275	4,635	3,490	6,525	6,450	21,100
Total to Date Worldwide	156,205	162,795	168,690	174,230	174,230	178,865	182,355	188,880	195,330	195,330

* Invisalign business metrics exclude SmileDirectClub aligners.
** # of cases shipped / # of doctors to whom cases were shipped. LATAM utilization rate is not separately disclosed, but included in the total utilization rates.

ALIGN TECHNOLOGY, INC.
STOCK-BASED COMPENSATION
(in thousands)

	Q1	Q2	Q3	Q4	Fiscal	Q1	Q2	Q3	Q4	Fiscal
	2019	2019	2019	2019	2019	2020	2020	2020	2020	2020
Stock-based Compensation (SBC)
SBC included in Gross Profit	$1,112	$1,278	$1,354	$1,410	$5,154	$1,347	$891	$1,247	$1,234	$4,719
SBC included in Operating Expenses	19,932	21,189	22,822	19,087	83,030	21,580	24,116	23,982	24,030	93,708
Total SBC	$21,044	$22,467	$24,176	$20,497	$88,184	$22,927	$25,007	$25,229	$25,264	$98,427

Align Technology Announces Fourth Quarter and Full Year 2020 Results

ALIGN TECHNOLOGY, INC.
UNAUDITED GAAP TO NON-GAAP RECONCILIATION
(in thousands except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019

GAAP gross profit	$610,463	$471,958	$1,763,235	$1,743,897
Stock-based compensation	1,234	1,410	4,719	5,154
Amortization of intangibles (1)	2,175	-	6,525	-
Non-GAAP gross profit	$613,872	$473,368	$1,774,479	$1,749,051

GAAP gross margin	73.2%	72.6%	71.3%	72.5%
Non-GAAP gross margin	73.6%	72.8%	71.8%	72.7%

GAAP operating expenses	$397,279	$320,808	$1,376,064	$1,201,404
Stock-based compensation	(24,030)	(19,087)	(93,708)	(83,030)
Amortization of intangibles (1)	(887)	-	(3,062)	-
Acquisition related costs (2)	(62)	-	(7,683)	-
Impairments and other (gains) charges (3)	-	-	-	(22,990)
Litigation settlement gain (4)	-	-	-	51,000
Non-GAAP operating expenses	$372,300	$301,721	$1,271,611	$1,146,384

GAAP income from operations	$213,184	$151,150	$387,171	$542,493
Stock-based compensation	25,264	20,497	98,427	88,184
Amortization of intangibles (1)	3,062	-	9,587	-
Acquisition related costs (2)	62	-	7,683	-
Impairments and other (gains) charges (3)	-	-	-	22,990
Litigation settlement gain (4)	-	-	-	(51,000)
Non-GAAP income from operations	$241,572	$171,647	$502,868	$602,667

GAAP operating margin	25.5%	23.3%	15.7%	22.5%
Non-GAAP operating margin	28.9%	26.4%	20.3%	25.0%

GAAP interest income and other income (expense), net	$1,358	$4,647	$(8,222)	$20,158
Acquisition related costs (2)	-	-	10,187	-
Non-GAAP interest income and other income (expense), net	$1,358	$4,647	$1,965	$20,158

GAAP net income before provision for (benefit from) income taxes and equity in losses of investee	$214,542	$155,797	$378,949	$562,651
Stock-based compensation	25,264	20,497	98,427	88,184
Amortization of intangibles (1)	3,062	-	9,587	-
Acquisition related costs (2)	62	-	17,870	-
Impairments and other (gains) charges (3)	-	-	-	22,990
Litigation settlement gain (4)	-	-	-	(51,000)
Non-GAAP net income before provision for (benefit from) income taxes and equity in losses of investee	$242,930	$176,294	$504,833	$622,825

GAAP provision for (benefit from) income taxes	$55,554	$34,535	$(1,396,939)	$112,347
Tax impact on non-GAAP adjustments	2,635	2,390	23,566	24,635
Tax related non-GAAP items (5)	(22,984)	-	1,462,302	-
Non-GAAP provision for (benefit from) income taxes	$35,205	$36,925	$88,929	$136,982

GAAP effective tax rate	25.9%	22.2%	(368.6)%	20.0%
Non-GAAP effective tax rate	14.5%	20.9%	17.6%	22.0%

GAAP net income	$158,988	$121,262	$1,775,888	$442,776
Stock-based compensation	25,264	20,497	98,427	88,184
Amortization of intangibles (1)	3,062	-	9,587	-
Acquisition related costs (2)	62	-	17,870	-
Impairments and other (gains) charges (3)	-	-	-	22,990
Litigation settlement gain (4)	-	-	-	(51,000)
Tax impact on non-GAAP adjustments	(2,635)	(2,390)	(23,566)	(24,635)
Tax related non-GAAP items (5)	22,984	-	(1,462,302)	-
Non-GAAP net income	$207,725	$139,369	$415,904	$478,315

GAAP diluted net income per share	$2.00	$1.53	$22.41	$5.53
Non-GAAP diluted net income per share	$2.61	$1.76	$5.25	$5.97

Shares used in computing diluted net income per share	79,505	79,137	79,230	80,100

Notes:
(1) During the three months and year ended December 31, 2020, we recorded amortization of intangible assets related to our Q2'20 exocad acquisition.
(2) During the year ended December 31, 2020, we recorded certain incremental expenses related to our Q2'20 exocad acquisition including third party advisory, legal, tax, accounting, banking, valuation, and other professional or consulting fees and foreign exchange losses related to a forward contract for the purchase commitment. Acquisition costs for the three months ended December 31, 2020 relate to professional fees.
(3) During the year ended December 31, 2019, we recorded a net impairment charge of $23.0 million consisting of impairments and other charges as a result of closing our Invisalign stores due to the arbitrator's decision regarding SDC including operating lease right-of-use asset impairments, store leasehold improvement and fixed asset impairments and employee severance and other charges offset by a gain from the negotiation of early termination of our Invisalign store leases.
(4) During the year ended December 31, 2019, we recorded a $51.0 million gain from the settlement of the Straumann litigation.
(5) During the year ended December 31, 2020, we recorded a one-time net tax benefit for the deferred tax asset and certain costs associated with the intra-entity transfer in the three months ended March 31, 2020 of certain intellectual property rights and assets to our Swiss subsidiary and related tax impact from the amortization of the transferred intangibles assets. For the three months ended December 31, 2020, we recorded amortization of the benefit from the transferred intangibles assets.

Refer to "About Non-GAAP Financial Measures" section of press release.